EXHIBIT 8.2
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                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661

                                                     WRITER'S DIRECT DIAL NUMBER



May 5, 1998

Board of Directors
Carnegie Savings Bank
17 West Mall Plaza
Carnegie, Pennsylvania  15106

Board Members:

     You have requested our opinion regarding certain Pennsylvania tax consequences to Carnegie Savings Bank (the "Bank") and its depositors under the laws of the Commonwealth of Pennsylvania of the proposed conversion (the "Conversion") under which the Bank will be changed from a federally-chartered mutual savings bank to a federally-chartered capital stock savings bank (the "Stock Bank"), the simultaneous formation of a parent holding company incorporated in Pennsylvania (the "Holding Company") that will acquire all of the outstanding stock of the Stock Bank (the "Acquisition"), and the offering of the stock of the Holding Company to the public (the "Offering"), pursuant to a Plan of Conversion adopted by the Board of Directors of the Bank on December 15, 1997, as amended (the "Plan").

     We have provided the Bank an opinion of this firm regarding certain federal income tax consequences of the Conversion, the Acquisition, and the Offering (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Bank, the Federal Tax Opinion concludes, among other things, that the Conversion qualifies as a tax-free reorganization under ss.368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and that the Bank, the Stock Bank, and the Holding Company and the depositors of the Bank will not recognize income, gain, or loss for federal income tax purposes upon the implementation of the Conversion, the Acquisition, and the Offering.

     Based upon (1) the facts and circumstances attendant to the Conversion, the Acquisition, and the Offering, including the representations of the Bank, as described in the Federal Tax Opinion, (2) current provisions of Pennsylvania law, as reflected in Pennsylvania statutes, administrative regulations and rulings thereunder, and court decisions, (3) the Federal Tax Opinion, and (4) the assumption that the Conversion, the Acquisition, and the Offering will not result in the recognition of any gain or income on the books of the Bank, the Stock Bank, or the Holding Company under generally accepted accounting principles, it is our opinion that under the laws of the Commonwealth of Pennsylvania, the implementation of the Conversion, the


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MALIZIA, SPIDI, SLOANE & FISCH, P.C.


Board of Directors
Carnegie Savings Bank
May 5, 1998
Page 2

Acquisition and the Offering will not cause any tax liability to be incurred (a) by the Bank or by the Stock Bank under the Pennsylvania Mutual Thrift Institutions Tax ("MTIT"), 72 P.S. ss.8501 et seq., (b) by the depositors of the Bank under the Pennsylvania Personal Income Tax ("PIT"), 72 P.S. ss.7301 et seq., and (c) by the Holding Company under the Pennsylvania Corporate Net Income Tax ("CNIT"), 72 P.S. ss.7401 et seq.

     Our opinions herein are expressly limited to those taxes specified in the immediately preceding paragraph and specifically do not include any opinions with respect to the consequences to depositors of the implementation of the Conversion, the Acquisition, or the Offering under any other taxes imposed by the Commonwealth of Pennsylvania or any other subdivision thereof, or imposed by states other than Pennsylvania and local jurisdictions of such states. In addition, the opinions herein specifically do not include (1) an opinion with respect to the consequences to the Bank, the Stock Bank, and the Holding Company of the implementation of the Conversion, the Acquisition, or the Offering under any local taxes imposed by any political subdivision of the Commonwealth of Pennsylvania, and under any state or local realty or other transfer tax, or (2) an opinion with respect to tax liabilities under the MTIT, the PIT, or the CNIT attributable to events after the Conversion, the Acquisition and the Offering or to any assets held or acquired by the Holding Company other than stock of the Stock Bank.

     Our opinion is based on the facts and conditions as stated herein, whether directly or by reference to the Federal Tax Opinion. If any of the facts and conditions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the Commonwealth of Pennsylvania, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service or the Commonwealth of Pennsylvania, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

     Finally, we hereby consent to the filing of this opinion as an exhibit to the Application for Conversion on Form AC ("Form AC") or similar filings of the Bank filed with the Office of Thrift Supervision, the filing of this opinion as an exhibit to the Application H-(e)(1)S of the Holding Company to be filed with the Office of Thrift Supervision, and the filing of this opinion


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MALIZIA, SPIDI, SLOANE & FISCH, P.C.


Board of Directors
Carnegie Savings Bank
May 5, 1998
Page 3


as an exhibit to the Holding Company's Registration Statement on Form SB-2 ("Form SB-2") to be filed with the Securities and Exchange Commission, and to reference to our firm in the offering circular contained in the Form AC, Form SB-2 and related documents related to this opinion.

                                            Very truly yours,


                                            /s/MALIZIA, SPIDI, SLOANE & FISCH
                                            ---------------------------------
                                            Malizia, Spidi, Sloane & Fisch, P.C.